PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated January 28, 2005)	Registration No. 333-121738

[DYADIC LOGO]

DYADIC INTERNATIONAL, INC.

28,369,878 Shares
Common Stock
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This prospectus supplement supplements and amends the prospectus, dated January 28, 2005, relating to 28,369,878 shares of the common stock, par value $0.001 per share, of Dyadic International, Inc., that may be offered and sold from time to time by certain of our stockholders. Unless the context otherwise requires, “Dyadic,” the “Company,” “we,” “our,” “us” and similar expressions refers to Dyadic International, Inc. and its subsidiaries, but not to the selling stockholders. “Selling stockholders” refer to the stockholders identified under the caption “Selling Stockholders” contained in the prospectus dated January 28, 2005.

Our common stock is traded in the over-the-counter, or OTC, market and quoted through the OTC Bulletin Board under the symbol “DYAD.OB.” On February 28, 2005, the closing price for our common stock on the OTC Bulletin Board was $3.75.

We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon the exercise of warrants currently outstanding. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the shares of common stock. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

YOU SHOULD READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is March 1, 2005.

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The prospectus is hereby supplemented to add the following to the section entitled “Plan of Distribution.”

For California residents only: The common stock of Dyadic International, Inc. being offered and sold pursuant to the prospectus, as supplemented, may be sold only to residents of California who have represented in writing to the Company and the broker effecting the purchase of such shares that either (1) they have a net worth of not less than $250,000 and a gross annual income of not less than $65,000, or (2) a net worth of $500,000, in all instances exclusive of home, home furnishings and automobiles. In order for a California resident to purchase such shares, such California resident must receive the Notice of Suitability Requirements for California Investors and complete and sign the Statement of Suitability of California Investor for Dyadic International, Inc. (the “Statement”), which may be obtained either from his or her broker or the Company by contacting Sasha Bondar, Vice-President, at the telephone number or address set forth on page 3 of the prospectus, as supplemented. The completed and signed Statement must be sent by the California resident to his or her broker for review and approval by such broker.

For residents of Alabama and Vermont only: As of the date of this prospectus supplement, the Company had not completed the qualification of shares of Company common stock in the states of Alabama and Vermont. In addition, based on our counsel’s communications with the Alabama Securities Commission, the Company may have to withdraw its application for qualification in Alabama. Consequently, the common stock of the Company being offered and sold pursuant to the prospectus, as supplemented, may not be sold in either of these states until the qualification process has been completed or unless an exemption from such qualification is available for a proposed sale. The Company makes no representations as to the availability of any such exemptions from qualification.

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